                                             Confidential Treatment Requested
                                             Under C.F.R. Sections
                                             200.80(b)(4), 200.83 and 230.406

                                             *** Indicates omitted material that
                                             is the subject of a confidential
                                             treatment request filed separately
                                             with the Commission.



                             ROUND SUPPLY AGREEMENT

         THIS ROUND SUPPLY AGREEMENT, entered into this 13'th day of August, 1999, but effective August 1, 1999, between REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC, a limited liability company formed under the laws of the state of Delaware ("Seller"), and LORAIN TUBULAR COMPANY, LLC a Delaware limited liability company, and USX CORPORATION, a Delaware corporation acting through its U. S. Steel Group ("USX").


                              W I T N E S S E T H:

                  WHEREAS, Seller and Buyer are being formed pursuant to a Master Restructuring Agreement among Republic Technologies International, Inc. (formerly named Bar Technologies Inc.,) RES Holding Corporation, Republic Engineered Steels, Inc., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment Partnership II L.P., The Veritas Capital Fund, L.P., HVR Holdings, L.L.C., Seller, Kobe Steel, Ltd., USS Lorain Holding Company, Inc., Kobe/Lorain Inc., and USS/Kobe Steel Company ("USS/Kobe") dated as of the 13th day of August, 1999 ("Master Restructuring Agreement"); and

                  WHEREAS, Seller and Buyer are obligated under the Master Restructuring Agreement to enter into this agreement; and

                  WHEREAS, pursuant to the Master Restructuring Agreement Kobe and USX will create a new entity ("Lorain Tubular Company, LLC") and will cause the transfer of certain pipe/tubemaking assets of USS/Kobe, a partnership between wholly owned subsidiaries of Kobe and USX, to Lorain Tubular Company, LLC (hereinafter referred to as "Buyer"); and

                  WHEREAS, pursuant to the Master Restructuring Agreement Blackstone Management Partners II, L.L.C., Kobe and USX will create Seller and will cause the merger of USS/Kobe into Seller; and

                  WHEREAS, Buyer desires to obtain a reliable and continuing source of rounds for its pipe/tubemaking facility near Lorain, Ohio (hereinafter referred to as the "Pipemill"); and

                  WHEREAS, Seller desires to supply to Buyer rounds produced by Seller at its steelmaking melt shop and continuous round caster near Lorain, Ohio, (hereinafter referred to as the "Lorain Works") in accordance with the terms and conditions set forth herein;

                  NOW, THEREFORE, Buyer, Seller and USX hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1 General. Each capitalized term used herein shall have the meaning assigned to it in this Agreement (including the Schedules hereof) or as set forth in this Article I.

                  1.2      Certain Terms.  As used herein:

                  "Rounds" means continuously cast or rolled carbon steel rounds, high strength steel rounds and alloy steel rounds produced by Seller at Seller's Lorain Works which are of the dimensions and chemistry set forth in Schedule A and meet the specifications set forth in Buyer's orders as acknowledged by Seller hereunder.

                  "Coke Supply Agreement" means the Coke Supply Agreement of even date herewith by and between Republic Technologies International, LLC, and U.S. STEEL GROUP - USX CORPORATION.

                  "Default" shall have the meaning assigned in Section 3.1.

                  "Force Majeure" shall have the meaning assigned in Section
4.17.

                  "Late Payment Rate" shall mean the prime interest rate as publicly announced by the Morgan Guaranty Trust Co. (or its successor) on the first business day of the month for each month throughout the period during which any amount is due and unpaid.

                  "Pellet Supply Agreement" means the Pellet Supply Agreement of even date herewith by and between Republic Technologies International, LLC, and U.S. STEEL GROUP - USX CORPORATION.

                  "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or government or political subdivision or any agency, department or instrumentality thereof.

                  "Seller's Standard Terms and Conditions of Sale" shall mean the terms and conditions set forth on Schedule B, as the same may be amended from time to time by mutual agreement of the parties.

                  "Tons" means 2,000 pounds avoirdupois in weight.


                                   ARTICLE II

                                   ROUND SALES

                  2.1 Forecasts. During the term of this Agreement, Buyer will provide Seller with written forecasts of the quantity of Rounds for which it anticipates placing orders hereunder for the following periods at the stated intervals:

                                    (i) An annual forecast of the quantity of
                           Rounds desired for each calendar year not later than 90 days prior to the commencement of such year; provided, however, that Buyer shall provide Seller with a supplement updating its annual forecast if, at any time during the covered year, such forecast changes materially.

                                    (ii) A quarterly forecast of the quantity,
                           by mill, of Rounds desired for each month of the succeeding calendar quarter not later than thirty
                           (30) days prior to the commencement of such quarter.

                                    (iii) For Rounds to be purchased during the
                           balance of calendar year 1999 the forecast set forth in Schedule D shall apply.

It is understood that Buyer's forecasts provided in accordance with this Section
2.1 are for the purpose of facilitating production, scheduling and delivery of Rounds and are not binding upon Buyer.

                  2.2      Quantities.

                  (a) Subject to the terms hereof, Seller agrees to sell, and Buyer agrees to buy, Rounds for use at the Pipemill. During each calendar quarter that this Agreement is in effect, Seller shall supply to Buyer all of Buyer's requirements for Rounds for use at the Pipemill, if any, meeting the specifications set forth in Buyer's orders as acknowledged by Seller, up to a maximum of 100,000 Tons per calendar quarter, at the price set forth in Section
2.3 ("Base Orders"). Buyer shall have the option to purchase, for use at the Pipemill, an additional 50,000 Tons of Rounds per calendar quarter, meeting the specifications set forth in Buyer's orders as acknowledged by Seller, in excess of the 100,000 Tons per calendar quarter covered by Base Orders, at the price set forth in Section 2.3 ("Additional Orders"). Notwithstanding any other provision of this Agreement, Buyer's obligation to place orders for its requirements, up to a maximum of 100,000 Tons per calendar quarter, shall be carried forward on a cumulative basis, but not beyond the end of a calendar year as provided in Section 2.2(d) below. Buyer's option to make Additional Orders in a particular quarter, to the extent not exercised, may be carried forward on a cumulative basis, but not beyond the end of a calendar year. The amounts set forth in the preceding sentences with respect to Buyer's Base Order obligations and Additional Order option shall be reduced on a pro rata basis for any period of less than a calendar quarter during which this Agreement is in effect.

                  (b) In the event that at the end of any calendar quarter, Buyer shall have not ordered a total of 100,000 Tons of Rounds for such calendar quarter, Buyer's requirements to purchase Rounds from Seller during the subsequent calendar quarter during the same calendar year shall be increased over its Base Order obligations by an amount equal to the difference between 100,000 Tons and the amount of Rounds actually purchased in such quarter (the "Shortfall Amount"). Purchases of Rounds during a calendar quarter shall first be applied to Buyer's Base Order obligations for such quarter and then to Shortfall Amounts in the order in which such Shortfall Amounts were incurred.

                  (c) In the event that a Shortfall Amount for any calendar quarter is not purchased by Buyer during the subsequent calendar quarter thereto, during the calendar quarter following the subsequent calendar quarter USX agrees to purchase from Seller the portion of such Shortfall Amount, if any, not so purchased by Buyer in such subsequent quarter (a "USX Shortfall") for its Fairfield Works pipemill the quantity of Rounds, if any, required by USX which cannot be satisfied from USX's Fairfield Works internal Round production (offset by the amount of any such USX Shortfall purchased by Buyer). USX shall not be required to purchase Rounds from Seller for its Fairfield Works pipemill exceeding the amount of the USX Shortfall not purchased by Buyer. A USX Shortfall arising in any calendar quarter shall carry forward cumulatively for the subsequent three calendar quarters, after which time if USX has not been required to purchase such USX Shortfall, such USX Shortfall shall be extinguished. Except as expressly set forth otherwise herein, such purchases by USX shall be at the same prices and according to the same terms and conditions as applicable to Buyer hereunder.

                  (d) Notwithstanding the foregoing, if Buyer purchases more than 100,000 Tons of Rounds in a particular quarter (other than purchases in respect of Shortfall Amounts), such purchases may be treated as Base Orders applicable to the succeeding calendar quarter in the same year until such time as cumulative purchases during such year equal 400,000 Tons. By way of example, if Buyer purchases 120,000 Tons in the first calendar quarter, Buyer will be obligated to purchase no more than 80,000 Tons in the second calendar quarter. If Buyer then purchases 110,000 Tons in the second calendar quarter, Buyer will be obligated to purchase no more than 70,000

Tons in the third calendar quarter. If Buyer then purchases 95,000 Tons in the third calendar quarter Buyer will be obligated to purchase no more than 75,000 Tons in the fourth calendar quarter. Up to that point, all such purchases will be at the price applicable to Base Orders. If fourth quarter purchases amount to 115,000 Tons, the first 75,000 Tons will be at the price for Base Orders, and the next 40,000 Tons will be at the price for Additional Orders. By way of further example, if Buyer purchases 80,000 Tons in the first calendar quarter, there will be a 20,000 Ton Shortfall Amount. If Buyer in the second calendar quarter purchases 110,000 Tons, 100,000 Tons will be applied to the Base Order for such calendar quarter and 10,000 tons will be applied to the Shortfall Amount. In the third calendar quarter, the 10,000 Ton Shortfall Amount from the first calendar quarter will become a USX Shortfall. The 10,000 Ton USX Shortfall arising as an obligation of USX in the third calendar quarter, if not purchased by USX, will be carried forward to the fourth calendar of that year and to the first and second calendar quarters of the succeeding year and if not purchased by USX by the end of such second calendar quarter because it has not been required by USX, will be extinguished.

                  2.3      Prices.

                  (a) For orders of Rounds placed hereunder, Buyer shall pay Seller purchase prices equal to (i) the prices set forth on Schedule A for orders applicable to calendar quarters (or portions thereof) ending on or before December 31, 1999, or (ii) prices set according to Section 2.3(b) for orders applicable to calendar quarters (or portions thereof) commencing after December 31, 1999; provided, however, that, if at any time within 90 days of the end of a six month period for which prices were set pursuant to Section 2.3(b) Seller determines that its [***] incurred in the production of ordered Rounds during such six month period (as determined in good faith by Seller according to the methods set forth on Schedule A and subject to Buyer's verification, but if the parties are unable to agree on the amount of such [***] within 30 days of Buyer's commencing verification procedures, the matter shall be submitted to the dispute resolution procedure set forth in Section 4.3) exceeded its [***], Seller shall so notify Buyer and from the date the [***] exceeded the [***], the price for Rounds ordered hereunder until set again pursuant to Section 2.3(b) shall be equal to [***] per ton, or for Additional Orders [***] per ton, provided, further, that, if at any time within 90 days of the end of a six month period for which prices were set pursuant to Section 2.3(b) Seller or Buyer determines that Sellers [***] incurred in the production of ordered Rounds (as determined in good faith by either Seller or Buyer according to the methods set forth on Schedule A and subject to the other party's verification, but if the parties are unable to agree on the amount of such [***] within 30 days of the commencement by either party of verification procedures, the matter shall be submitted to the dispute resolution procedure set forth in Section 4.3) were less than Seller's [***], Seller or Buyer shall so notify the other party and from the date the [***] were less than the [***], the price for Rounds ordered hereunder until set again pursuant to Section 2.3(b) shall be equal to [***] per ton, or for Additional
Orders [***] per ton. The parties acknowledge and agree that the portion of costs associated with a catastrophic or extraordinary event are not intended to be passed along to Buyer by Seller. A catastrophic or extraordinary event shall be an event that results in an unplanned/unscheduled delay or outage of Seller's equipment in excess of 24 hours and a total cost expenditure relating thereto in excess of [***]. By way of example, a catastrophic or extraordinary event shall include, but not be limited to, a ladle burnthrough causing extensive property damage, a tundish burnthrough causing extensive property damage, a serious caster breakout causing extensive property damage, an explosion causing extensive property damage, a major equipment fire or an electrical substation failure.

                  (b) At least 30 days before the commencement of each six-month period beginning January 1, 2000 (i.e., January 1, 2000 to June 30, 2000, July 1, 2000 to December 31, 2000, January 1, 2001 to June 30, 2001; etc.), the
parties hereto shall set the prices of Rounds for such six-month period so that they shall be equal to for Base Orders [***] per Ton, or for Additional Orders [***] per Ton (the [***] shall be determined in good faith by Seller on the same basis as the prices set forth on Schedule A and subject to Buyer's verification, but if the parties are unable to agree on the amount of [***] within 30 days of Buyer's commencing verification procedures, the matter shall be submitted to the dispute resolution procedure set forth in Section 4.3).

                  (c) The weights used for purposes of determining the amount of Rounds actually sold hereunder shall be calculated on the basis set forth in Schedule C, and such weights shall be conclusive as to the quantities of Rounds sold hereunder; provided, however, that if Buyer should encounter material discrepancies between weights so determined and weights measured by Buyer, Buyer and Seller shall meet to discuss reasons for such discrepancies and whether remedial action is necessary.

                  (d) Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that orders of Shortfall Amounts or USX Shortfall amounts accruing in a calendar year shall not be considered as a Base Order for determining the threshold amount for Additional Orders, if placed in a succeeding calendar year.

                  2.4.     Orders.

                  (a) The following procedure shall be used by the parties for ordering as cast Rounds: (i) On or before the tenth day of each month during the term hereof, Seller will furnish Buyer with Seller's schedule for producing Rounds for the next succeeding month, based upon the forecasts provided by Buyer pursuant to Section 2.1; (ii) After receipt by Buyer of Seller's schedule for producing Rounds, Buyer shall, on or before the fifteenth day of each such month, submit to Seller a forecast, by Round size, of the number of Round heats required and delivery dates for Rounds to be delivered in the next succeeding month, said number of Round heats to be final and binding on both parties; (iii) On or before the seventh day prior to the scheduled date for the production of Rounds as set forth in subsection (i) above, Buyer will issue to Seller a written order, which shall be conclusive, final and binding on both parties, setting forth the number of heats of each grade specification and number of rounds required by Round Billet Number, for each Round size. For rolled Rounds, if any, Buyer will issue to Seller an order, which shall be binding on both parties, for rolling of Rounds during the two (2) weeks of production at Seller's Lorain Works rolling mill, five (5) days prior to the start of the two week production period, setting forth the number of Rounds required by size, steel grade, specification and Round Billet Number for that period. Such two (2) week production period shall commence on the first day and the fifteenth day of each month. Buyer agrees to use reasonable efforts to order Rounds at as uniform a rate as practicable from month to month; provided, however, that in no event will Buyer be obligated to disrupt its normal course of business or incur any additional expense in exerting such efforts. All orders for cast Rounds that are received after the seventh day prior to the scheduled date for the production of cast Rounds or, if accepted, would cause the amount of cast Rounds purchased hereunder to exceed 50,000 Tons in any given month (i) shall be subject to acceptance or rejection by Seller, (ii) can be rejected by Seller for any reason or no reason, and (iii) shall not be binding on Seller until accepted. All orders for rolled Rounds that are received after the fifth day prior to the start of the two week production period or, if accepted, would cause the amount of rolled Rounds purchased hereunder to exceed 25,000 Tons in any given month
(i) shall be subject to acceptance or rejection by Seller, (ii) can be rejected by Seller for any reason or no reason, and (iii) shall not be binding on Seller until accepted. Any such orders by Buyer rejected by Seller in accordance with the preceding two sentences will not reduce Buyer's Base Order obligation provided in Section 2.2.

                  (b) Within 7 business days (5 business days in the case of rolled Rounds) of Seller's receipt of any order from Buyer, or prior to the scheduled date of production, whichever is earlier, Seller shall send Buyer written acknowledgement of its receipt of the order. Any proposed changes by Seller from Buyer's order shall be negotiated by the parties before acknowledgement. If Seller has the right to reject such order pursuant to
Section 2.4(a), Seller's written acknowledgement shall state whether Seller accepts or rejects such order. Seller's notices of acknowledgement shall be on Seller's order acknowledgement form, setting forth the quantity and specifications of Rounds which Seller will deliver to Buyer and the anticipated delivery date, provided that such anticipated delivery date shall be within 60 days of the acknowledgement.

                  (c) Seller will only be required to produce a requested size of ordered Rounds once per month at a minimum three heat quantity and Seller may deliver to Buyer during any month a quantity of Rounds that exceeds Buyer's orders for such month by up to the next whole heat (on a grade page/round size combination) and Buyer shall be obligated to accept such excess quantity as if, and to the same extent as, such excess quantity had been ordered by Buyer. Seller shall use reasonable efforts to minimize excess Round production. By way of example, if Buyer orders 7.6 heats of a grade page/round size combination, Buyer will be obligated to accept a quantity up to 8.0 heats on such grade page/round size combination.

                  2.5      Invoices and Payment.

                  (a) Seller will submit an invoice for the purchase price of each order of Rounds hereunder to Buyer at the time that Seller ships Rounds to Buyer in accordance with Section 2.6.

                  (b) Within [***] of the date of Seller's invoice relating to an order of Rounds hereunder, Buyer shall remit to Seller the net amount due by check mailed to an address specified by Seller. Buyer shall pay interest on all amounts not paid within [***] at the Late Payment Rate from and including the thirtieth day, but excluding the date payment is actually made.

                  (c) Each partial delivery or installment of Rounds shall be deemed to be sold under a separate agreement and no default by Seller of or with respect to any partial delivery or installment shall entitle Buyer to treat this Agreement as breached or repudiated in regard to any balance or installment with respect to which there is no default or breach.

                  2.6      Delivery, Title and Risk of Loss.

                  (a) Delivery of Rounds to Buyer shall take place F.O.B. Pipemill track No. 659 or 724 (per Buyer's order), unless otherwise agreed, or in such manner or at such other place as shall be agreed upon by the parties in writing prior to the shipment of Rounds. Title and risk of loss and damage to the Rounds shall pass from Seller to Buyer when the Rounds are delivered in accordance with this Section 2.6(a). Seller shall be responsible for truck detention and/or rail demurrage charges incurred by Buyer which arise out of delays to carrier equipment at Lorain Works receiving shipments of Rounds ordered hereunder which have been scheduled by Seller, it being understood that Seller will ordinarily schedule such shipments. Seller shall accept direct billing from carriers for any such detention and/or demurrage.

                  (b) Delivery of Rounds to USX shall take place F.O.B. railcar at Seller's Lorain Works, unless otherwise agreed, or in such manner or at such other place as shall be agreed upon by the parties in writing prior to the shipment of Rounds. Title and risk of loss and damage to the Rounds shall pass from Seller to USX when the Rounds are delivered in accordance with this Section 2.6(b). Seller shall be responsible for truck detention and/or rail demurrage charges incurred by USX which arise out of delays to carrier equipment at Seller's Lorain Works receiving shipments of Rounds ordered hereunder which have been scheduled by Seller, it being understood that Seller will ordinarily schedule such shipments. Seller shall accept direct billing from carriers for any such detention and/or demurrage.

                  2.7      Terms and Conditions of Sale.

                  (a) Seller's Standard Terms and Conditions of Sale shall govern the purchase and sale of Rounds hereunder except to the extent that a provision of this Agreement otherwise applies.

                  (b) In the event that any shipment of Rounds does not conform to the specifications stated in Buyer's order as provided herein and as acknowledged by Seller, Buyer shall promptly notify Seller of the nonconformity, and Seller shall have a reasonable opportunity to investigate and cure such nonconformity.

                  (c) In the event of a conflict between the terms and conditions of this Agreement and the terms or conditions contained in any notice, shipment, specifications, purchase order, sales order, acknowledgment or other document which may be used in connection with the transactions contemplated by this Agreement, the terms and conditions of this Agreement shall supersede and govern, unless expressly waived in accordance with Section 4.16.

                  2.8      Warranty.

                  (a) All Rounds sold by Seller hereunder will carry Seller's standard warranty as stated in Seller's Standard Terms and Conditions of Sale as in effect at the time the order is acknowledged. OTHER THAN AS AFORESAID OR AS AGREED TO BY SELLER IN WRITING FROM TIME TO TIME, SELLER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND EXCLUDED HEREUNDER. Seller shall not be liable for any consequential damages, losses or expenses based upon, resulting from, or arising out of any use of, or the inability to use, the Rounds for any purpose whatsoever.

                  (b) Without limiting the generality of Section 2.8(a), Seller makes no warranty with respect to and shall have no liability to Buyer in any case where Seller has delivered the ordered quantity and correctly followed all specifications stated in Buyer's order as acknowledged by Seller.

                  2.9      [***]

                                   ARTICLE III

                              TERM AND TERMINATION

                  3.1 Term. This Agreement shall become effective August 1, 1999 and shall remain in full force and effect through December 31, 2004 and from year to year thereafter unless terminated as follows:

                     (i)   By written mutual consent of the parties at any time;

                     (ii) By either party if Seller permanently ceases
                  production of Rounds or Buyer ceases to operate the Pipemill, provided that Buyer or Seller, as the case may be, will give the other immediate notice if it intends to cease, or anticipates cessation of, such production or operations;

                     (iii) At the end of the initial term or any subsequent
                  one-year term by either party's giving the other party 6 month's prior written notice of termination; or

                     (iv) By either party, upon 60 day's prior written notice,
                  if the other party is in Default hereunder and fails to correct such Default within 30 days' of such written notice of Default.

                     (v) by Buyer, upon 90 days prior written notice, if Seller ceases to operate at least one blast furnace at its Lorain Works, and/or terminates the Coke Supply Agreement or Pellet Supply Agreement for any reason other than default of the seller (U. S. Steel Group - USX Corporation) thereunder .

As used herein, "Default" means (a) failure of either party to make any payment hereunder when due and payable or (b) failure of either party to perform, keep or observe any material obligation, provision, warranty or condition contained herein, unless otherwise excused by the terms of this Agreement.

                  3.2 Termination. Seller and Buyer agree that upon and after termination of this Agreement:

                     (i) All orders previously accepted by Seller hereunder, and
                  Buyer's obligation to pay for such orders, shall continue in full force and effect.

                     (ii) Buyer shall remain obligated to make any payment that became due and owed to Seller hereunder prior to termination.

                     (iii) Liabilities and obligations of any party arising from any act, omission, default or occurrence prior to termination shall remain with such party.

                     (iv) The parties' rights and obligations under Sections
                  2.5, 2.8, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.14, 4.17 and
                  this Article III shall survive the termination of this Agreement.


                                   ARTICLE IV

                                  MISCELLANEOUS

                  4.1 Intent of Agreement. The parties hereto intend that they shall mutually benefit from the terms, conditions and provisions of this Agreement and that no party shall be either unreasonably enriched or unreasonably harmed by any implementation and/or interpretation of said terms, conditions and provisions. This Agreement shall be administered and interpreted in order to fulfill the intent stated in this Section 4.1. Any arbitrator(s) considering disputes pursuant to Section 4.3 hereof shall attempt to render a decision which fulfills the intent stated in this Section 4.1.

                  4.2      Payment Errors.

                  (a) If either Buyer or Seller believes that there has been an error in an amount paid or the timing of any payment hereunder, then such party shall notify the other party of such alleged error and shall provide such written evidence of the error as is available at the time of such notice. Each party shall provide the other with sufficient records relating to the matter so as to permit the parties to attempt to resolve the inconsistency.

                  (b) Following the determination of whether an error occurred, any overpayment or underpayment found shall be remedied, with interest at the Late Payment Rate, by the party that benefited from such error.

                  (c) Notwithstanding the foregoing, neither party may question the accuracy, correctness, timing or amount of any payment under this Agreement unless it notifies the other party of its disagreement within the 12 months immediately following the date such payment was due.

                  4.3 Dispute Resolution. At any time and from time to time, if the parties are unable to resolve a dispute concerning Buyer's or Seller's performance or nonperformance of their obligations under this Agreement, Buyer or Seller, as the case may be, shall provide written notice to the other of such dispute as provided in Section 4.9 hereof. The dispute shall be resolved by using the procedures for Mediation and Arbitration set forth below:

                  (a) Mediation. At any time after a party has provided a written notice of dispute to the other party, but prior to the time that either party commences arbitration pursuant to Article 4.3(b) herein, the parties may agree to submit the dispute to non-binding mediation under terms and conditions satisfactory to both parties.

                  (b) Arbitration. At any time after a party has provided a written notice of dispute to the other party, including at any time during any non-binding mediation agreed to by the parties, either party may submit the matter in dispute to a pre-designated arbitrator or, in the event such arbitrator has not been selected or is unavailable, to a three member arbitral panel to which each Party shall appoint one member and those two members shall appoint a third member. Such arbitration shall be governed by the CPR Rules for Non-Administered Arbitration of Business Disputes. Pending the issuance of an arbitral decision, the Parties shall continue their full and normal operations and obligations in accordance with this Agreement. All arbitral awards for the payment of money and/or for any retroactive adjustment of any interim prices paid hereunder shall accrue interest at the Late Payment Rate starting from the date on which any amount is due or the date on which the interim payment was due.

                  (c) Consent to Enforceability. Each of the Parties consents and agrees that any arbitral award rendered pursuant to Subsection 4.3(b) shall be final, non-appealable and binding against the Parties and their respective assets, and may be enforced by any court of competent jurisdiction.

                  4.4 Records. Seller shall maintain such detailed and accurate records relating to the sales of Rounds hereunder as shall be necessary for the determination of prices under Section 2.3 and the calculation of amounts payable under Section
2.5. At all times on or before the date that is 12 months after the date of termination of this Agreement, representatives of Buyer and its auditors shall be entitled, at Buyer's expense, to inspect and audit such records and accounts and to consult with Seller's personnel in a reasonable, nonintrusive manner upon reasonable notice and during business hours. Seller shall have the right to require that any audit be conducted by a mutually agreeable independent auditor and that the details of the information examined in such audit be kept confidential from Buyer, except to the extent necessary to resolve any controversy that is pursued in good faith. Such audit expense shall be borne by Buyer.

                  4.5      Confidentiality.

                  (a) Buyer and Seller acknowledge that all information about the businesses, properties, finances, prospects, marketing, processes, products, methods, computer programs, procedures, machinery, apparatus or trade secrets owned, or held or used (including under license from or agreement with third parties) by the other that is disclosed to Buyer or Seller, as the case may be, during the course of performing its obligations under this Agreement is the property of, and is proprietary and confidential to the disclosing party (the "Proprietary Information").

                  (b) Buyer and Seller agree that they shall use reasonable efforts not to make any disclosure of the other's Proprietary Information (including methods or concepts utilized therein other than those commonly known to professionals in the field) to any Person other than officers, employees and agents of and consultants to Buyer or Seller to whom such disclosure is necessary or convenient for performance of its obligations hereunder and except as may be required by applicable legal requirements or by a court of competent jurisdiction. Buyer and Seller shall appropriately notify each officer, employee, agent and consultant to whom any such disclosure of the other's Proprietary Information is made that such disclosure is made in confidence and shall be kept in confidence by such Person.

                  (c) Each of Buyer and Seller agrees to use diligent efforts in accordance with customary and reasonable commercial practice and at least with the same degree of skill and care that it would manifest in protection of its own proprietary and confidential property to protect the other's Proprietary Information.

                  (d) Each of Buyer and Seller agrees to notify the other immediately in the event that it becomes aware of the unauthorized possession or use of the other's Proprietary Information (or any part thereof) by any third Person, including any of its officers, employees, agents or consultants. Each of Buyer and Seller further agrees to cooperate with the other in connection with its efforts to terminate or prevent such unauthorized possession or use of such Proprietary Information. Seller or Buyer, as the case may be, shall pay the nonproprietary party's reasonable out-of-pocket expenses in so cooperating, unless the unauthorized possession or use of the Proprietary Information resulted from the fault or negligence of such nonproprietary party.

                  (e) Notwithstanding any other provision of this Agreement, the obligation of Buyer and Seller to maintain the confidentiality of the other's Proprietary Information shall not apply to any portion of such Proprietary Information that:

                     (i) was in the public domain at the time of Buyer's or
                  Seller's disclosure to the other;

                     (ii) enters the public domain through no fault of the
                  nonproprietary party;

                     (iii) was communicated to the nonproprietary party by a
                  third party free of any obligation of confidence known to the nonproprietary party; or

                     (iv) was developed by officers, employees or agents of or
                  consultants to the nonproprietary party independently of and without reference to the Proprietary Information;

provided, however, that Proprietary Information which is specific shall not be considered to be within the exception provided by this Section 4.5(e) merely because it is embraced by general information in the public domain; provided, further, that any combination of features within the Proprietary Information shall not be deemed within such exception merely because individual features are within the public domain, but only if the combination itself is within the public domain.

                  4.6 Severability. In case any one or more of the provisions contained in this Agreement is adjudged to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except to the extent necessary to avoid an unjust or inequitable result.

                  4.7 Rights and Remedies; No Consequential Damages. The rights and remedies granted under this Agreement shall not be exclusive but shall be in addition to all other rights and remedies available at law or in equity, including, but not limited to, claims for breach of contract, except that Buyer and Seller agree that in no event shall either party be liable to the other for any indirect, special or consequential damages or lost profits as a result of a breach of any provision of this Agreement.

                  4.8 Costs and Expenses. Each of Buyer and Seller shall bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

                  4.9 Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and (i) personally delivered, or (ii) mailed by registered or certified mail, return receipt requested, or (iii) sent by overnight delivery service which provides proof of delivery, or (iv) sent by telecopy, with a duplicated copy sent via first class mail postage prepaid, addressed as follows:

                  If to Buyer:

                           Lorain Tubular Company, LLC
                           1807 East 28th Street
                           Lorain, Ohio  44055
                           Attention:  G. Gajdzik
                           Facsimile:  (216) 277-3348

                  If to Seller:

                           REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC
                           c/o Republic Technologies International, Inc. 3770 Embassy Parkway
                           Akron, Ohio  44333
                           Attention:  President & COO
                           Facsimile:  (330) 670 - 7034

         and if such notice or communication is not an order for Rounds pursuant to this Agreement, with a copy to:

                           Kobe/Lorain Inc.
                           535 Madison Avenue
                           New York, New York  10022
                           Attention:  Masumi Sato
                           Facsimile:  (212) 355-5564

                           and to:

                           U. S. Steel
                           Room 2001
                           600 Grant Street
                           Pittsburgh, PA  15219USX Corporation
                           Attention:  General Manager Tubular Products
                           Facsimile:  (412)433-3993
                           and to:

                           The Blackstone Group
                           345 Park Avenue
                           New York, NY 10154
                           Attn:  Robert Friedman
                           Fax:  (212) 583-5704

or to such other address as hereafter shall be furnished as provided in this
Section 4.9 by either of the parties hereto to the other.

                  4.10     Assignment.

                  (a) Except as provided in Section 4.10(c), neither party can without the prior written consent of the other assign any of its rights or benefits or delegate any of its duties or obligations under this Agreement, and any attempted assignment or delegation which is not permitted under Section 4.10(c) shall be null, void and without effect; provided, however, that Buyer may grant a security interest in Buyer's rights, benefits, duties and obligations under this Agreement without the consent of Seller. Buyer shall provided Seller written notice of the granting or revision of any such security interest.

                  (b) The rights, benefits, duties and obligations of each party hereto shall inure to the benefit of, and be binding upon, any successors, assigns or delegates permitted under Section 4.10(c).

                  (c) Either party hereto may delegate any of its duties or obligations under this Agreement to any Person, but except as otherwise provided in this Agreement such party shall remain liable for the full performance of such duties and obligations. Either party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder (i) to any Person if it has received the prior written consent of the other party which consent shall not be unreasonably withheld or delayed, (ii) to its legal successor if it merges (whether or not it is the surviving corporation) or consolidates with one or more other Persons or (iii) to any Person to whom either party has made any sale, lease, transfer or other disposition of all or substantially all of its assets; provided, however, that neither party may make an assignment or delegation described in clauses (ii) and (iii) above unless there are delivered to the other party such written assumptions, affirmations and/or legal opinions as such other party may reasonably request to preserve its rights and remedies under this Agreement.

                  4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                  4.12 Entire Agreement. This Agreement (including the Schedules hereto) sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral.

                  4.13 Headings. The headings contained in this Agreement are for convenience of reference only and do not modify or affect in any way the meaning or interpretation of this Agreement.

                  4.14 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the internal laws of the state of Ohio.

                  4.15 No Third Party Rights. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except as expressly provided to the contrary elsewhere in this Agreement.


                  4.16 Waiver and Amendments. No waiver shall be deemed to have been made by either party of any of its rights under this Agreement unless the same shall be in a writing that expressly refers to this Section 4.16 and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. This Agreement shall not be amended or modified except by an instrument in writing signed by the party against whom enforcement is sought.

                  4.17     Force Majeure.

                  (a) Except for obligations to make payments hereunder, neither party hereto shall be liable for any failure to perform the terms of the Agreement when such failure is due to Force Majeure. "Force Majeure" means acts of God, strikes, lockouts, or other labor disputes or disturbances, civil disturbances, arrests and restraint from rulers or people, interruptions or terminations by or as a result of government or court action or orders, or present and future valid orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure or delay in securing labor or materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakdowns or accidents, inability to obtain transportation services, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming Force Majeure. The Force Majeure shall, so far as possible, be remedied with all reasonable dispatch. The settlement of strikes or lockouts or other labor disputes or disturbances shall be entirely within the discretion of the party having the difficulty, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or labor disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.

                  (b) The party whose performance is affected or who has reason to believe such performance may be affected by reason of Force Majeure shall as promptly as possible give notice thereof to the other party and shall confirm such notice in writing if requested, giving the particulars of the event, including supporting documentation if available. The party so affected shall also take reasonable steps to resume performance hereunder with the least possible delay.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.


                                               LORAIN TUBULAR
                                               COMPANY, LLC


                                               By: /s/ R. M. Stanton
                                                  ------------------------------
                                               Name:  R. M. Stanton
                                               Title: Vice President


                                               REPUBLIC TECHNOLOGIES
                                               INTERNATIONAL, LLC


                                               By: /s/ John B. George
                                                  ------------------------------
                                               Name:  John B. George
                                               Title: Vice President of Finance,
                                                      Treasurer and Secretary


                                               USX CORPORATION


                                               By: /s/ A. E. Ferrara, Jr.
                                                  ------------------------------
                                               Name:  A. E. Ferrara, Jr.
                                               Title: Vice President-Strategic
                                                      Planning